SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

April 28, 2002

Date of Report (Date of Earliest Event Reported)

HNC Software Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-26146	33-0248788

(State of Incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

5935 Cornerstone Court West
San Diego, California 92121

(Address of principal executive offices, including zip code)

(858) 546-8877

(Registrant’s telephone number, including area code)

ITEM 5: OTHER EVENTS.
ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.
SIGNATURES
EXHIBIT INDEX
EXHIBIT 2.01
EXHIBIT 99.01

ITEM 5: OTHER EVENTS.

         On April 28, 2002, HNC Software Inc. (“HNC”), Fair, Isaac and Company, Incorporated (“FICO”) and Northstar Acquisition Inc., a wholly-owned subsidiary of FICO (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Subject to the terms and conditions of the Merger Agreement, Merger Sub will merge with and into HNC, with HNC to survive the merger as a wholly-owned subsidiary of FICO (the “Merger”). Under the terms of the Merger Agreement, FICO will exchange .346 shares of Common Stock of FICO for each outstanding share of HNC. FICO will issue approximately 12.3 million shares for all of HNC’s issued and outstanding shares and will assume HNC’s outstanding employee stock options. At the closing, HNC’s outstanding convertible notes will become convertible into FICO Common Stock. Following the Merger, assuming no significant changes in FICO's outstanding shares, current HNC stockholders will own approximately 34.7% and current FICO stockholders will own approximately 65.3% of the combined company’s outstanding shares. On April 23, 2002, FICO announced a 3 for 2 stock dividend which, if issued, would change the exchange ratio to approximately .519 shares of FICO for each share of HNC outstanding.

         The Merger will be structured to qualify as a tax-free reorganization. Upon the close of the Merger, FICO will appoint two HNC designees to FICO’s board of directors.

         The consummation of the Merger is subject to the approval of the stockholders of HNC and FICO, receipt of necessary approvals under United States and applicable foreign antitrust laws, SEC clearance and other customary closing conditions.

         The foregoing description is not a description of all of the material terms of the transaction. You should read the documents that are attached as exhibits to this report for a more complete understanding of the transaction.

ITEM 7: FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

         The following exhibits are filed herewith:

2.01	Agreement and Plan of Merger Among HNC Software Inc., Fair Isaac and Company, Incorporated and Northstar Acquisition Inc., dated as of April 28, 2002.

99.01	Press Release dated April 29, 2002.

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SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

         Date: April 29, 2002

HNC SOFTWARE INC.

By:	/s/ John Mutch

Name: Title:	John Mutch Chief Executive Officer and President

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EXHIBIT INDEX

Exhibit No.	Exhibit Title

2.01	Agreement and Plan of Merger Among HNC Software Inc., Fair Isaac and Company, Incorporated and Northstar Acquisition Inc., dated as of April 28, 2002.

99.01	Press Release dated April 29, 2002.

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